Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	06-08
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2006 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA – April 27, 2006 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the Partnership for the first quarter of 2006.  Revenue in the first quarter of 2006 increased to $105.7 million from revenue of $95.9 million reported in the first quarter of 2005.  Operating income increased 8 percent in the first quarter of 2006 to $40.5 million from $37.5 million in the first quarter of 2005.  The Partnership’s first quarter 2006 net income was $23.0 million or $0.60 per LP unit compared with net income of $23.2 million or $0.66 per LP unit in the first quarter of 2005.  Net income per LP unit results in the first quarter of 2006 reflect an increase in the average number of LP units outstanding to 38.6 million from an average of 35.2 million LP units outstanding in the first quarter of 2005.

Pipeline volumes in the first quarter of 2006 were 1,415,000 barrels per day, a 7.1 percent increase from pipeline volumes of 1,321,200 barrels per day in the first quarter of 2005.  Costs and expenses in the first quarter of 2006 were $65.2 million compared to $58.4 million in the first quarter of 2005.  All of the foregoing financial results reflect the Partnership’s acquisition in May, 2005 of certain pipelines and terminals from affiliates of ExxonMobil.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.7500 per unit payable May 31, 2006, to unitholders of record on May 8, 2006.  This cash distribution represents a quarterly increase in the quarterly distribution of $0.0125 per LP unit to an indicated annual cash distribution level of

(more)

$3.00 per LP unit.  This is the 77th consecutive quarterly cash distribution paid by the Partnership, and the 8th consecutive increase in the quarterly cash distribution.

“We are pleased once again to report strong financial performance by the Partnership in the first quarter of 2006,” said William H. Shea, Jr., President and Chief Executive Officer of the general partner.  “In addition to continued steady contributions from our pipeline and terminal business, we completed the construction of a pipeline and terminal to serve the needs of Federal Express Corporation at the Memphis International Airport.  The new facilities became fully operational at the end of the first quarter of this year.  In addition, we were able to pay down a portion of our variable rate debt under our credit facility with the proceeds of an offering of 1,500,000 LP units that was completed in March, 2006.  Our financial results in the first quarter, as well as our expectations with respect to recent acquisitions and internal growth projects, support our announcement of another increase in our cash distribution to LP unitholders from $2.95 per LP unit to an indicated $3.00 per LP unit on an annualized basis.”

Buckeye will host the 2006 first quarter conference call on Friday, April 28, at 11:00 a.m. Eastern Time.  Interested parties may listen via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=33467 ..  A replay will also be available from April 28, 2006 to May 5, 2006 by dialing (800) 642-1687 Code: 8228383.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline.  The Partnership also owns and operates 45 refined petroleum products terminals with an aggregate storage capacity of approximately 17.6 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 2,100 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED STATEMENT OF INCOME

(In Millions, Except Per Unit Amounts)

	Three Months Ended March 31
	2006	2005

Revenue	$105.7	$95.9

Costs and Expenses
Operating expenses	50.3	45.5
Depreciation and amortization	10.2	8.5
General and administrative	4.7	4.4
Total costs and expenses	65.2	58.4

Operating Income	40.5	37.5

Other income (expenses)
Investment income	1.6	1.4
Interest and debt expense	(12.5)	(10.1)
General partner incentive compensation	(5.7)	(4.6)
Minority interest and other	(0.9)	(1.0)
Total other income (expenses)	(17.5)	(14.3)

Net Income	$23.0	$23.2

Net Income per unit	$0.60	$0.66

Average Number of units	38.6	35.2

Pipeline Operating Data

Volume (thousand barrels / day)	1,415.0	1,321.2

Barrel-miles (billions)	16.1	15.0

Average tariff rate (cents / barrel)	56.3	54.2

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